UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     November 16, 2010

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 16, 2010, the Compensation and Stock Committee of the Board of Directors (the “Compensation Committee”) of Datawatch Corporation (the “Company”) approved cash bonus payments to executive officers under the Corporate Officers Compensation Plan for the 2010 fiscal year, which ended on September 30, 2010.  The cash bonuses for executive officers were as follows:

Name and Title	Bonus

Ken Bero President and Chief Executive Officer	$33,134
Murray Fish Chief Financial Officer and Treasurer	$10,000
John H. Kitchen Chief Marketing Officer and Senior Vice President	$10,000
Harvey Gross Vice President of Enterprise Product Management and Development	$10,000
Dan Incropera Corporate Controller and Vice President	$3,000

The Compensation Committee also approved the fiscal 2011 Corporate Officers Compensation Plan, which provides for a new cash bonus compensation plan replacing the plan used in 2010. Each executive’s cash bonus will be calculated on the consolidated revenue and net income of the Company as a whole as compared to their individual revenue and net income goals. The Compensation Committee and our board of directors believe that this new plan is important in managing a growing company.

Each executive officer is eligible to earn a base salary, a performance based cash bonus, stock options and Restricted Stock Units, all as established by the Compensation Committee and reviewed at least annually. Certain executives are also eligible to earn additional income, up to a predetermined amount, based on achievement of certain specific individual objectives. Executive performance bonus amounts will be paid based upon achievement of total company revenue and net income objectives in proportions established for each executive by the Compensation Committee. The Compensation Committee will determine the relative revenue and net income weighting per executive based on their respective individual contributions toward achievement of those objectives. No performance bonuses will be paid unless the Company achieves 95% of the established FY 2011 revenue or net income targets. Upon achievement of the minimum 95% of either the revenue or net income objectives, executive earned bonuses will be calculated by multiplying their individual target bonus amounts separately for revenue and net income by the percentage of actual achievement in relation to the respective target, up to a maximum of 130% of the targeted revenue or net income.

The Compensation Committee will have the final authority to determine whether any bonuses are paid and if so, the amount of such bonuses.  The Compensation Committee reserves the right to make adjustments to the plan at any time.  At the Compensation Committee’s discretion, amounts intended for the bonus pool may be accrued at the end of each fiscal quarter, but no amounts will be awarded until the results for the 2011 fiscal year are available.

The Board of Directors also approved officer salaries for the 2011 fiscal year, which began on October 1, 2010. For the

2011 fiscal year, base salaries for Kenneth Bero, President and Chief Executive Officer, Murray Fish, Chief Financial Officer and Treasurer, John H. Kitchen, III, Senior Vice President and Chief Marketing Officer, Dan Incropera, Corporate Controller and Vice President, and Harvey Gross, Vice President of Enterprise Product Management and Development will be $308,000, $217,000, $210,000, $149,000, and $207,500, respectively.  Each of Messrs. Bero, Fish, Kitchen, Incropera and Gross is eligible for payments under the Corporate Officers Compensation Plan.

The Compensation Committee also approved a base salary of $185,000 per year for 2011 for Robert Clemens, Vice President of Worldwide Sales, and renewed a commission plan for Mr. Clemens for the 2011 fiscal year, which is based on (i) worldwide enterprise company software license, maintenance, professional services and training bookings and (ii) worldwide desktop company software license, maintenance, professional services and training revenue.  If Mr. Clemens achieves targets established by the Compensation Committee for the 2011 fiscal year, he would receive a commission (payable on a monthly basis) equal to up to approximately $170,000, subject to increased commissions if he exceeds performance targets. The Company reserves the right to modify, suspend or terminate any or all terms and provisions of the commission plan, with or without notice.  Mr. Clemens is not eligible for payments under the Corporate Officers Compensation Plan.

 Also, on November 16, 2010, the Compensation Committee approved grants of stock options and restricted stock units to the following named executive officers:

Name and Title	Stock Options Granted	Restricted Stock Units Granted
Ken Bero President and Chief Executive Officer	5,000	2,000
Murray Fish Chief Financial Officer and Treasurer	4,500	2,000
John H. Kitchen Chief Marketing Officer and Senior Vice President	4,500	2,000
Harvey Gross Vice President of Enterprise Product Management and Development	4,500	2,000
Robert Clemens Vice President Worldwide Sales	4,500	2,000
Dan Incropera Corporate Controller and Vice President	1,500	500

Both the stock options and restricted stock units were granted pursuant to the Company’s 2006 Equity Compensation and Incentive Plan, and the awards vest over a period of three years. The form of the agreement used to grant the restricted stock was previously filed with the Securities and Exchange Commission on the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: November 22, 2010	By:	/s/ Murray P. Fish
Name: Murray P. Fish
Title: Chief Financial Officer & Treasurer